Exhibit 99.1

The Container Store Group, Inc., Announces

Fourth Quarter and Full Fiscal Year 2014 Financial Results

Company Outlines Plans for Major Strategic Initiatives and 2015 New Store Openings

New Built-in, Custom Closet Solution — TCS Closets TM — Rolling Out To All Stores This Year

Coppell, TX — April 27, 2015 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year 2014 ended February 28, 2015.

•                  Adjusted net income was $11.8 million or $0.24 per adjusted diluted common share for the fourth quarter of fiscal 2014 compared to $10.7 million or $0.22 per adjusted diluted common share for the fourth quarter of fiscal 2013. For full fiscal year 2014, adjusted net income was $16.5 million or $0.34 per adjusted diluted common share compared to $16.4 million or $0.33 per adjusted diluted common share in fiscal 2013 (see GAAP/Non-GAAP reconciliation table).

•                  Adjusted EBITDA was $31.3 million for the fourth quarter of fiscal 2014 compared to $29.3 million for the fourth quarter of fiscal 2013.  Adjusted EBITDA was $88.2 million in the full fiscal year 2014 compared to $86.1 million in fiscal 2013 (see GAAP/Non-GAAP reconciliation table).

•                  Net sales were $224.3 million for the fourth quarter of fiscal 2014.  Net sales for the full fiscal year 2014 were $781.9 million.

•                  Company comparable store sales for the fourth quarter of fiscal 2014 were down 0.8% over the same period in fiscal 2013 and down 1.4% for the full fiscal year 2014 compared to fiscal 2013.

•                  The Company opened seven new stores in fiscal 2014 and relocated one store, and achieved its targeted 12% square footage growth.

“Our fourth quarter did not conclude according to early-in-the-quarter trends,” said Kip Tindell, Chairman and Chief Executive Officer. “Weather was a contributing factor, as we experienced winter storms in February during the vitally important last 4 days of our 50-day Annual elfa® Sale and during the last week of our 19-day Sale’s extension. Historically, approximately 20% of our elfa Sale sales occur during those last 4 days and approximately 60% of the Sale extension sales occur in the final week. Additionally, a stronger U.S. dollar had a significant impact on the conversion of our Elfa subsidiary sales,” Tindell said, “Weather and foreign exchange headwinds aside, our sales performance fell short of our expectations in fourth quarter and in fiscal 2014. We can and will do better.”

Tindell continued, “We are focused on strengthening our business as we build for the future in order to create long-term value for all of our stakeholders. We remain very confident of, and excited about, the potential of our three major strategic initiatives — TCS Closets, Contained Home and POP! — with fiscal 2015 serving as an investment year for these programs in order to bolster their longer-term success. We’re also working on shorter-term opportunities to drive the core business, innovate and differentiate.”

In addition to its three major strategic initiatives, the Company cited focus on shorter-term initiatives, which include communicating more frequently and effectively with its best customers and increased focus on solutions based selling through training and technology.  Additionally, the Company is enhancing its already robust shopping experience through programs like free shipping on orders over $75, new delivery options, as well as elevated mobile features for its Click & Pick Up service and improvements to its online elfa Custom Design Center. The Company will also launch a customer financing program.

The Company’s three major strategic initiatives; TCS Closets TM, Contained Home SM and POP! ®, continue to roll out through the end of fiscal 2015. The Company expects that, like with every successful major merchandising initiative it has introduced throughout its history, each month, each quarter and even each year that they mature, these initiatives will be more impactful to the business.

•                  TCS Closets TM: The Company launched the pilot of TCS Closets, its new, exclusive collection of solid, custom, built-in closet solutions, in the Dallas/Fort Worth market in November 2014. Each solution is custom built from the floor up using luxurious, one-inch-thick profile construction in exclusive finishes and gorgeous glass or solid doors, locking jewelry drawers, beautiful hardware, customizable islands and soft lighting. Every detail of the state-of-the-art customer experience has been designed to differentiate the line from other solid closet offerings, including a quick turnaround time from design to purchase, delivery and installation. The current rollout plan during fiscal 2015 for the remaining 63 stores is as follows with all new stores opening in fiscal 2015 with TCS Closets. Click to read more about TCS Closets.

Q1	28 stores in Houston, South Texas, Washington, DC, Los Angeles, Manhattan, Boston, Providence, New York, Paramus, Chicago
Q2	23 stores in Southern CA, Denver, Florida, Phoenix, San Francisco/Bay Area, Las Vegas, Salt Lake City, St Louis, Indianapolis, Cincinnati and Columbus
Q3	9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4	3 stores in Seattle and Portland

The Company ended fiscal 2014 with TCS Closets in seven Dallas/Ft Worth stores and is very pleased with the early results of the launch that show an average ticket since inception of over $10,000. To date, just five months into the launch in the Dallas/Ft. Worth market, with a relatively small sample size of closets sold thus far, the Company is experiencing a notable impact to the total comparable store sales growth in those stores that have it, which is an exciting signal of what this program can do as it grows into maturity. TCS Closets has a longer selling cycle than the products historically sold by the Company so there is lag before sales are achieved once a store begins to offer TCS Closets. Accordingly, the Company expects the most meaningful impact of the initiative to sales will come in 2016 and beyond. The Company will support the rollout of TCS Closets with local and national marketing including direct mail, online, in-store events, public relations, social media, and advertising in national home décor and design magazines.

•                  Contained Home SM: The Company’s in-home, customized design and organization service was available in 34 stores at the end of fiscal 2014. The current rollout plan for the remaining 36 stores is as follows with all new fiscal 2015 stores opening with Contained Home:

Q1	12 stores in Southern CA, Salt Lake City, Boston, Providence, RI and Chicago
Q2	12 stores in Florida, Phoenix, Las Vegas, St Louis, Indianapolis, Cincinnati and Columbus
Q3	9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4	3 stores in Seattle and Portland

The Company is hiring experienced Contained Home Organizers (currently 100 on board) in each of its markets, with the ability to quickly scale as customer demand increases. Average ticket for the service remains strong at over $2,000 since inception. Additionally, in general, stronger sales performance is being experienced in stores that have had Contained Home the longest and momentum is building in those stores with incremental sales directly attributable to the service. Click to read more about Contained Home.

•                  POP! Perfectly Organized Perks®: The Container Store’s new customer frequency program has reached 2 million customer enrollments since launching in July 2014, steadily enrolling around 30,000 customers a week. Ongoing analysis of the program shows that customers who have been in the program for over one year have increased their shopping frequency on average by at least one visit since joining the program.  The deployment of additional technology in fiscal 2015 will support deeper, one-on-one, customized connections, offers and conversations with these loyal customers. Click to read more about POP!.

New stores

In fiscal 2014, The Container Store opened seven new stores and relocated one store. The Company continues to be very pleased with its new store performance, and remains committed to its 12% square footage growth. The Company expects to open nine new stores in fiscal 2015 and relocate one store.

Fiscal 2015 New Stores:

•                  May 30th — Tucson, AZ (Tucson Mall)

•                  June 27th — Overland Park, KS (Hawthorne Plaza)

•                  July 18th — Columbus, OH (Easton Gateway) Relocation

•                  August 15th — Yonkers, NY (Ridge Hill)

•                  September 12th — Milwaukee, WI (Mayfair Mall)

•                  September 26th — Phoenix, AZ (The Shops at Town and Country)

•                  October 17th — Christiana, DE (Christiana Fashion Center)

•                  November 14th — Oxnard, CA (The Collection at River Park)

•                  January 30, 2016 — Sacramento, CA (Howe Bout Arden)

•                  February 20, 2016 — Alpharetta, GA (Avalon)

Fourth Quarter and Full Fiscal Year 2014 Results

For the fourth quarter (thirteen weeks) ended February 28, 2015, on a consolidated basis:

•                  Net sales were $224.3 million, up 3.4% as compared to the fourth quarter of fiscal 2013. Net sales in The Container Store retail business were $204.7 million, up 5.6% as compared to the fourth quarter of fiscal 2013. Incremental sales from nine new stores during the fourth quarter were partially offset by a comparable store sales decrease of 0.8% as compared to the fourth quarter of fiscal 2013. Elfa third party sales increased 6.2% in local currency primarily due to stronger sales in the Nordic market, however, due to the appreciation of the U.S. dollar against the Swedish krona, Elfa third party net sales in U.S. dollars decreased 14.9% during the fourth quarter of fiscal 2014 as compared to the fourth quarter of fiscal 2013. The translation of Elfa’s net sales from Swedish krona into U.S. dollars negatively impacted Elfa’s third party net sales by approximately $4.9 million in the thirteen weeks ended February 28, 2015.

•                  Gross margin was 57.8%, a decrease of 40 basis points compared to the fourth quarter of fiscal 2013. The Container Store retail business gross margin improved 30 basis points, primarily due to the appreciation of the U.S. dollar against the Swedish krona. Elfa gross margin declined primarily due to a shift in sales mix, as well as higher freight costs. On a consolidated basis, the decline in Elfa’s gross margin was partially offset by the impact of the gross margin improvement in The Container Store retail business.

•                  Selling, general and administrative expenses (“SG&A”) were $97.9 million, up 1.5% as compared to $96.4 million in the fourth quarter of fiscal 2013. SG&A as a percentage of net sales decreased 90 basis points primarily due to savings on marketing and other SG&A costs at Elfa, partially offset by decreased leverage of fixed costs at The Container Store retail business.

•                  Net interest expense decreased to $4.2 million from $4.3 million in the fourth quarter of fiscal 2013.

•                  The effective tax rate for the fourth quarter of fiscal 2014 was 25.2%, as compared to -12.5% in the fourth quarter of fiscal 2013. The increase in the effective tax rate is primarily due to the release of a valuation allowance on certain domestic deferred tax assets during the fourth quarter of fiscal 2013. In our calculation of adjusted net income, the effective tax rate for the fourth quarter of fiscal 2014 was 33.2%, as compared to 35.0% in the fourth quarter of fiscal 2013.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $13.0 million in the fourth quarter of fiscal 2014 compared to $18.3 million in the fourth quarter of fiscal 2013. Net income per diluted common share was $0.27 in the fourth quarter of fiscal 2014 compared to $0.38 in the fourth quarter of fiscal 2013.

•                  Adjusted net income was $11.8 million or $0.24 per adjusted diluted common share compared to $10.7 million or $0.22 per adjusted diluted common share for the fourth quarter of fiscal 2013, which excludes certain items that the Company does not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, certain losses on disposal of assets, and certain taxes (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $31.3 million compared to $29.3 million in the fourth quarter of fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

For the year (fifty-two weeks) ended February 28, 2015, on a consolidated basis:

•                  Net sales were $781.9 million, up 4.5% as compared to fiscal 2013. Net sales in The Container Store retail business were $697.7 million, up 5.7%. The increase in net sales was driven by new stores and was partially offset by a decline in comparable store sales of 1.4%. Elfa’s third party net sales increased 4.7% in Swedish krona, primarily due to stronger sales in the Nordic market. However, due to the appreciation of the U.S. dollar against the Swedish krona, Elfa’s third party net sales in U.S. dollars declined by 4.5% as compared to fiscal 2013. The translation of Elfa’s net sales from Swedish krona into U.S. dollars negatively impacted Elfa’s third party net sales by approximately $8.1 million during the fiscal year ended February 28, 2015.

•                  Gross margin was 58.6%, a 20 basis point decrease as compared to fiscal 2013. The Container Store retail business gross margin improved by 10 basis points, primarily due to the appreciation of the U.S. dollar against the Swedish krona. Elfa gross margin declined primarily due to a weaker Swedish krona, as well as a shift in sales mix and higher freight costs. On a consolidated basis, the decline in Elfa’s gross margin was partially offset by the impact of the gross margin improvement in The Container Store retail business.

•                  SG&A was $372.9 million, up 5.2% from $354.3 million in fiscal 2013. SG&A as a percentage of net sales increased 40 basis points primarily due to decreased leverage of fixed costs, increased costs as a result of being a public company, implementation of strategic initiatives, and a larger percentage of net sales coming from The Container Store retail business.

•                  The Company ended the year with 70 stores in 25 states and the District of Columbia. The Company opened eight stores, including the relocation of one undersized, older format store in fiscal 2014.

•                  Net interest expense decreased to $17.1 million from $21.2 million in fiscal 2013.

•                  The effective tax rate for fiscal 2014 was 24.1% as compared to 5.2% in fiscal 2013. The increase in the effective tax rate is primarily due to the release of a valuation allowance on certain domestic deferred tax assets during the fourth quarter of fiscal 2013. In our calculation of adjusted net income, the effective tax rate for fiscal 2014 was 37.0%, as compared to 37.7% in fiscal 2013.

•                  GAAP net income was $22.7 million in fiscal 2014 compared to $8.2 million in fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $59.7 million in fiscal 2014 and fiscal 2013, respectively, net income per basic and diluted common share was $0.47 in fiscal 2014 compared to net loss per basic and diluted common share of $2.87 in fiscal 2013.

•                  Adjusted net income (see GAAP/Non-GAAP reconciliation table) was $16.5 million or $0.34 per adjusted diluted common share compared to $16.4 million or $0.33 per adjusted diluted common share in fiscal 2013, which excludes certain items that the Company does not consider in the evaluation of ongoing operating performance, including distributions accumulated to preferred shareholders, certain stock-based compensation, IPO-related expenses, certain restructuring charges, certain gains on disposal of assets, loss on extinguishment of debt and certain taxes (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $88.2 million compared to $86.1 million in fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights as of February 28, 2015:

•                                          Cash: $25.0 million

•                                          Total debt: $334.9 million

•                                          Total liquidity (cash plus availability on revolving credit facilities of $72.8 million): $97.8 million

Outlook

The Company’s outlook assumes that fiscal 2015 will be an investment year with regard to its initiatives and the full financial impact from such initiatives will likely not be realized until fiscal 2016 and beyond.

For fiscal 2015, consolidated net sales are expected to be $800 to $815 million, based on the Company’s expected store openings and a comparable store sales change of -2% to 0%. Net income is expected to be $0.30 to $0.38 per diluted common share based on estimated diluted common shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full year. Adjusted EBITDA is expected to be between $85 to $91 million.

This outlook incorporates approximately $4.5 million of expenses, or $0.06 per diluted common share, associated with the implementation of the above outlined core initiatives, which will be heavily weighted to the first half of the fiscal year. In addition, it includes an assumed $0.01 per diluted common share impact from the West Coast port delays that will also be realized in the first half of fiscal 2015.

For the first quarter of fiscal 2015, the Company expects comparable store sales to be down 3% to 4% including an estimated 1.0% comparable store sales impact associated with the port delays. First quarter fiscal 2015 loss per diluted common share is expected to be $0.12 to $0.14 which includes an estimated $0.02 per diluted common share impact from the aforementioned initiative spend as well as an estimated $0.01 per diluted common share impact from lost sales and higher freight costs associated with the port delays.

Conference Call Information

A conference call to discuss fourth quarter and full fiscal year 2014 financial results is scheduled for today, April 27, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176. The pin number to access the telephone replay is 13606221. The replay will be available through May 4, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding the new POP!, Contained Home and TCS Closets programs, including plans to invest in those programs in 2015 and the timing of when these programs will be impactful to the business, expectations for new store openings and relocations, guidance regarding annual square footage growth, statements regarding our anticipated financial performance, expenses and liquidity, statements regarding the anticipated effects of port delays and beliefs regarding stakeholder value.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our three major initiatives — POP!, Contained Home and TCS Closets — in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 28, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 70 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,500 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 16 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

(In thousands, except share amounts)	February 28, 2015	March 1, 2014
Assets
Current assets:
Cash	$24,994	$18,046
Accounts receivable, net	24,319	32,273
Inventory	83,724	85,595
Prepaid expenses	7,895	14,121
Income taxes receivable	1,698	83
Deferred tax assets, net	3,256	3,967
Other current assets	11,056	10,322
Total current assets	156,942	164,407
Noncurrent assets:
Property and equipment, net	169,053	161,431
Goodwill	202,815	202,815
Trade names	229,433	242,290
Deferred financing costs, net	7,742	9,699
Noncurrent deferred tax assets, net	1,739	1,323
Other assets	1,333	1,184
Total noncurrent assets	612,115	618,742
Total assets	$769,057	$783,149
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$48,904	$49,282
Accrued liabilities	59,891	58,744
Revolving lines of credit	2,834	16,033
Current portion of long-term debt	5,319	7,527
Income taxes payable	2,188	3,474
Deferred tax liabilities, net	—	29
Total current liabilities	119,136	135,089
Noncurrent liabilities:
Long-term debt	326,775	327,724
Noncurrent deferred tax liabilities, net	82,965	85,442
Deferred rent and other long-term liabilities	38,319	37,708
Total noncurrent liabilities	448,059	450,874
Total liabilities	567,195	585,963
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,983,660 shares issued and outstanding at February 28, 2015, 47,941,180 shares issued and outstanding at March 1, 2014	480	479
Additional paid-in capital	855,322	853,295
Accumulated other comprehensive (loss) income	(18,342)	1,683
Retained deficit	(635,598)	(658,271)
Total shareholders’ equity	201,862	197,186
Total liabilities and shareholders’ equity	$769,057	$783,149

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen		Fifty-two
	Weeks Ended	Thirteen	Weeks Ended	Fifty-two
(In thousands, except share	February 28,	Weeks Ended	February 28,	Weeks Ended
and per share amounts)	2015	March 1, 2014	2015	March 1, 2014
Net sales	$224,259	$216,822	$781,866	$748,538
Cost of sales (excluding depreciation and amortization)	94,570	90,579	323,800	308,755
Gross profit	129,689	126,243	458,066	439,783
Selling, general, and administrative expenses (excluding depreciation and amortization)	97,852	96,400	372,867	354,271
Stock-based compensation	339	283	1,289	15,137
Pre-opening costs	1,340	910	8,283	6,672
Depreciation and amortization	8,412	7,733	31,011	30,353
Restructuring charges	—	59	—	532
Other expenses	(38)	92	1,132	1,585
Loss (gain) on disposal of assets	178	136	(3,487)	206
Income from operations	21,606	20,630	46,971	31,027
Interest expense, net	4,155	4,330	17,105	21,185
Loss on extinguishment of debt	—	—	—	1,229
Income before taxes	17,451	16,300	29,866	8,613
Provision (benefit) for income taxes	4,403	(2,040)	7,193	447
Net income	$13,048	$18,340	$22,673	$8,166
Less: Distributions accumulated to preferred shareholders	—	—	—	(59,747)
Net income (loss) available to common shareholders	$13,048	$18,340	$22,673	$(51,581)

Net income (loss) per common share - basic and diluted	$0.27	$0.38	$0.47	$(2.87)

Weighted-average common shares outstanding - basic	47,982,276	47,927,770	47,971,243	17,955,757
Weighted-average common shares outstanding - diluted	48,372,125	48,889,364	48,520,865	17,955,757

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

Fiscal year ended

	February 28,	March 1,
(In thousands)	2015	2014
Operating activities
Net income	$22,673	$8,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,011	30,353
Stock-based compensation	1,289	15,137
Excess tax provision (benefit) from stock-based compensation	4	(70)
(Gain) loss on disposal of assets	(3,487)	206
Deferred tax expense (benefit)	1,423	(5,791)
Noncash refinancing expense	—	851
Noncash interest	1,956	1,857
Other	(504)	5
Changes in operating assets and liabilities:	—	—
Accounts receivable	4,137	(6,565)
Inventory	(2,668)	(3,553)
Prepaid expenses and other assets	4,705	(3,974)
Accounts payable and accrued liabilities	5,562	5,613
Income taxes	(2,582)	1,648
Other noncurrent liabilities	1,106	6,722
Net cash provided by operating activities	64,625	50,605

Investing activities
Additions to property and equipment	(48,740)	(48,408)
Proceeds from sale of subsidiary, net	3,846	—
Proceeds from sale of property and equipment	950	739
Net cash used in investing activities	(43,944)	(47,669)

Financing activities
Borrowings on revolving lines of credit	74,411	66,787
Payments on revolving lines of credit	(85,474)	(64,365)
Borrowings on long-term debt	34,389	126,000
Payments on long-term debt and capital leases	(36,591)	(76,260)
Payment of debt issuance costs	—	(3,662)
Proceeds from issuance of common stock, net	—	237,013
Payment of distributions to preferred shareholders	—	(295,826)
Purchase of treasury shares	—	(53)
Proceeds from the exercise of stock options	742	322
Excess tax (provision) benefit from stock-based compensation	(4)	70
Net cash used in financing activities	(12,527)	(9,974)
Effect of exchange rate changes on cash	(1,206)	(267)
Net increase (decrease) in cash	6,948	(7,305)
Cash at beginning of fiscal year	18,046	25,351
Cash at end of fiscal year	$24,994	$18,046

Supplemental information:
Cash paid during the year for:
Interest	$15,255	$20,339
Taxes	$7,192	$5,498
Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$4,918	$4,616
Capital lease obligation incurred	$513	$—
Exchange of outstanding preferred shares for common shares	$—	$551,145

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Thirteen	Weeks Ended	Weeks Ended
	February 28,	Weeks Ended	February 28,	March 1,
	2015	March 1, 2014	2015	2014
Numerator:
Net income (loss) available to common shareholders	$13,048	$18,340	$22,673	$(51,581)
Distributions accumulated to preferred shareholders	—	—	—	59,747
Stock-based compensation	—	—	—	14,602
IPO costs	—	90	—	1,259
Restructuring charges	—	59	—	532
Loss (gain) on disposal of subsidiary and real estate	149	—	(3,681)	—
Loss on extinguishment of debt	—	—	—	1,229
Taxes	(1,440)	(7,804)	(2,491)	(9,434)
Adjusted net income	$11,757	$10,685	$16,501	$16,354

Denominator:
Weighted average common shares outstanding — diluted	48,372,125	48,889,364	48,520,865	17,955,757
Adjust weighting factor of outstanding shares	—	6,269	—	30,939,876
Adjusted weighted average common shares outstanding - diluted	48,372,125	48,895,633	48,520,865	48,895,633

Adjusted net income per diluted common share	$0.24	$0.22	$0.34	$0.33

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen		Fifty-two
	Weeks Ended	Thirteen	Weeks Ended	Fifty-two
	February 28,	Weeks Ended	February 28,	Weeks Ended
	2015	March 1, 2014	2015	March 1, 2014
Net income	$13,048	$18,340	$22,673	$8,166
Depreciation and amortization	8,412	7,733	31,011	30,353
Interest expense, net	4,155	4,330	17,105	21,185
Income tax expense (benefit)	4,403	(2,040)	7,193	447
EBITDA	$30,018	$28,363	$77,982	$60,151
Management fees	—	—	—	667
Pre-opening costs	1,340	910	8,283	6,672
IPO costs	—	90	—	1,259
Noncash rent	(427)	(398)	(374)	260
Restructuring charges	—	59	—	532
Stock-based compensation	339	283	1,289	15,137
Loss on extinguishment of debt	—	—	—	1,229
Foreign exchange losses (gains)	1	(48)	(171)	(224)
Other adjustments	(19)	20	1,221	418
Adjusted EBITDA	$31,252	$29,279	$88,230	$86,101

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal year 2014 diluted income per common share and actual results on a comparable basis with its quarterly and fiscal year 2013 results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this release. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.